Exhibit 12.1
INTEL CORPORATION
STATEMENT SETTING FORTH THE COMPUTATION
OF RATIOS OF EARNINGS TO FIXED CHARGES

          (in millions)

                                                                         Nine Months Ended
                                                                    Oct. 1,          Sept. 25,
                                                                     1994              1993
                                                                    ------            ------
Income before taxes                                                 $3,018           $ 2,616

Add - Fixed charges net of capitalized interest                         43                37
                                                                    ------            ------
Income before taxes and fixed charges
  (net of capitalized interest)                                     $3,061            $2,653
                                                                    ------            ------
Fixed charges:
Interest*                                                           $   36            $   31

Capitalized interest                                                    17                 7

Estimated interest component of
  rental expense                                                         7                 6
                                                                    ------            ------

Total                                                               $   60            $   44
                                                                    ======            ======

Ratio of earnings before taxes and fixed
  charges, to fixed charges                                           51.0              60.3

* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.